Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES CHANGE TO VIRTUAL
2020 ANNUAL MEETING OF STOCKHOLDERS

CHICAGO, IL, May 7, 2020 –  First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) today announced that its 2020 Annual Meeting of Stockholders will be held in a virtual meeting format to protect the health, safety and well-being of its stockholders and colleagues during the coronavirus (COVID-19) pandemic, and taking into account related governmental directives and guidance. As such, stockholders will not be able to attend the annual meeting in person.  The annual meeting will continue to be held, as previously announced, on Wednesday, May 20, 2020, at 9:00 a.m. Central time.

Stockholders of record as of the close of business on March 27, 2020, the record date for the annual meeting, may attend the meeting at www.meetingcenter.io/253702787 (meeting password: FMBI2020) by logging in and entering the control number found on the proxy card previously distributed. Once admitted to the annual meeting, stockholders should follow the instructions on the website.

Additional information regarding participation at the annual meeting will be available at www.firstmidwest.com/investorrelations and in the Company’s supplement to its proxy statement filed with the Securities and Exchange Commission.

The Company encourages stockholders to vote their shares via the Internet, by telephone or by mail, as described in the proxy statement and on the proxy card sent to stockholders, even if they plan to attend the annual meeting virtually.  By voting in advance, shares will be counted as present and voted at the annual meeting even if the stockholder decides later not to attend the meeting.

About First Midwest

First Midwest Bancorp (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $20 billion of assets and an additional $11 billion of assets under management. First Midwest Bank, Park Bank and First Midwest’s other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin and across the Midwest. Visit First Midwest at www.firstmidwest.com.

Investors Patrick S. Barrett EVP, Chief Financial Officer 708.831.7231 pat.barrett@firstmidwest.com	Media Maurissa Kanter SVP, Director of Corporate Communications 708.831.7345 maurissa.kanter@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631